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FORM 5


                UNITES STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


         Files pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Reported Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


[] Check here if no longer subject to
   Section 16 Form 4 or Form 5 obli-
   gations may continue. See instruc-
   tion 1(b)
[] Form 3 Holdings
[] Form 4 Transactions Reported

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
1.  Name and Address of Reporting Person*   2.  Issuer Name and Ticker or Trading Symbol  6.  Relationship of Reporting Person(s) to
                                                                                              Issuer
                                                Emclaire Financial Corp. (EMCF)                   (Check all applicable)

                                                                                       [X] Director               [ ] 10% Owner

                                                                                       [ ] Officer (give title    [ ] Other (specify
                                                                                           below)                     below)

McCarrier             Brian               C.
--------------------- ------------------- ------------- ---------------------------------------------------------------------
(Last)               (First)            (Middle)        3. I.R.S. Identification     4. Statement for     7. Individual or
                                                           Number of Reporting          Month/Year           Joint/Group Filing
                                                           Person, if an entity                              (Check Applicable
                                                           (Voluntary)                  12/02                 Line)

205 South Drive                                                                     5.  If Amendment,      [X] Form filed by
-------------------------------------------------------                                 Date of Original       One Reporting Person
                       (Street)                                                         (Month/Year)
                                                                                                           [ ] Form filed by More
                                                                                                               than One Reporting
                                                                                                               Person
Butler     PA               16001
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(City)    (State)           (Zip)


                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Security    2.Transaction Date  2A. Deemed Execution 3. Transaction  4. Securities  5. Amount of   6. Owner-   7. Nature
 (Instr. 3)             (Month/Day/Year)       Date, if any        Code (Instr.    Acquired       Securities     ship Form:     of
                                               (Month              8)              (A) or         Beneficially   Direct    Indirect
                                               /Day/Year)                          Disposed       Owned at       (D) or     Benefi-
                                                                                   of (D)         End of         Indirect   cial
                                                                                  (Instr. 3,      Issuer's       (I)        Owner-
                                                                                  4, and 5)       Fiscal         (Instr.    ship
                                                                                                  Year            4)        (Instr.
                                                                                                  (Instr. 3                   4)
                                                                                                  & 4)


                                                                           Amount (A) or (D) Price
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Common Stock                                                        J                              1,052.870(1)     D
------------------------ -----------------------------------------------------------------------------------------------------------
(1) Includes 41.870 shares acquired in 2002 under Emclaire Financial Corp.'s dividend reinvestment plan.

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* If the form is filed by more than one reporting person, see instruction 4(b)(v).   Potential persons who are to respond to the
                                                                                     collection of information contained in this
                                                                                     form are not required to respond unless the
                                                                                     form displays a currently valid OMB control
                                                                                     number.
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                                                                                                                      (over)
                                                                                                                      SEC 2270

FORM 5 (continue)
                             Table II - Derivative Securities Acquired, Disposed of or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of    2.           3.          3A.         4.        5. Number of  6. Date    7. Title  8. Price 9. Number  10.  11. Nature
 Derivative    Conversion   Transaction Deemed      Transac-  Derivative       Exercisable  and       of        of   Owner-     of
 Security      or           Date        Execution   tion      Securities       and       Amount    Deriv-     Deriv- ship  Indirect
(Instr. 3)     Exercise     (Month/     Date if     Code      Acquired (A)     Expiration    of    ative      ative  Form   Benefi-
               Price        Day/Year)   any         (Instr.   or               Date      Under- Security  Securities   of      cial
               of                       (Month/     8)        Disposed        (Month     lying  (Instr. 5)  Benefi- Deriv-   Owner-
               Derivative               Day/Year)             of Date(D)      /Day       Securi             cially  ative      ship
               Security                                       (Instr. 3,      /Year)     -ties              Owned Security: (Instr.
                                                              4, and 5)                  (Instr.             End    Direct    4)
                                                                                          3                   of     (D)
                                                                                          and 4)             Year   or
                                                                                                          (Instr.   Indirect
                                                                                                             4)     (I)
                                                                 (A)  (D)      Date    Expir-  Title Amount or      (Instr.4)
                                                                            Exercis- ation        Number of
                                                                               able   Date        Shares
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Explanation of Responses:






                                  /s/ Brian C. McCarrier                                             02/07/03
                                  -----------------------------------------------------      -----------------------
                                  **Signature of Reporting Person                                     Date

**         Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless form displays a currently valid OMB number.

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